UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 12, 2015

Williams Partners L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-34831	20-2485124
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Williams Center Tulsa, Oklahoma	74172-0172
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (918) 573-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On May 12, 2015, Williams Partners L.P. (“WPZ”) and WPZ GP LLC (“WPZ General Partner” and, together with WPZ, the “WPZ Parties”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Williams Companies, Inc. (“WMB”) and its direct wholly owned subsidiary SCMS LLC (“Merger Sub”, and together with WMB, the “WMB Parties”). Pursuant to the Merger Agreement, Merger Sub will be merged with and into WPZ, with WPZ being the surviving entity (the “Merger”).

Under the terms of the Merger Agreement, each outstanding common unit representing limited partner interests in WPZ (the “WPZ Common Units”) that is held by a unitholder other than WMB and any entities that are partially or wholly owned, directly or indirectly, by WMB, including Merger Sub, Williams Gas Pipeline Company LLC (“Williams Gas Pipeline”) and WPZ (such units, the “WPZ Public Common Units”), will be converted into the right to receive 1.115 shares of validly issued, fully paid and non-assessable WMB common stock, par value $1.00 per share (the “WMB Common Stock” and such exchange ratio, the “Public Exchange Ratio”). All WPZ Common Units, other than the WPZ Public Common Units, will remain outstanding following the Merger.

The Board of Directors of WMB has, by unanimous vote, (i) determined that the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, are in the best interests of WMB and its stockholders, (ii) approved and declared advisable the Merger Agreement, the amendment to the Amended and Restated Certificate of Incorporation, as amended, of WMB (the “Charter Amendment’) and, subject to and contingent upon the effectiveness of the Charter Amendment, the issuance of WMB Common Stock in connection with the Merger (the “WMB Stock Issuance”) and (iii) resolved to submit the Charter Amendment and the WMB Stock Issuance to a vote of WMB’s stockholders and recommend approval of the adoption of the Charter Amendment and the approval of the WMB Stock Issuance at a special meeting of WMB stockholders (the “WMB Stockholder Meeting”).

The conflicts committee (the “WPZ Conflicts Committee”) of the board of directors of WPZ General Partner (the “WPZ Board”) has, by unanimous vote, in good faith approved the Merger Agreement and the transactions contemplated thereby, including the Merger, determined that they are in the best interests of WPZ and the holders of WPZ Public Common Units, and resolved to approve and recommend the approval of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, to the WPZ Board. Based upon such approval, the WPZ Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Merger, and directed that the Merger Agreement be submitted to a vote of holders of WPZ Common Units and authorized the holders of WPZ Common Units to act by written consent.

Completion of the Merger is conditioned upon, among other things: (i) the approval and adoption of the Merger Agreement and the Merger by holders of at least a majority of the outstanding WPZ Common Units; (ii) all material required governmental consents and approvals in connection with the Merger having been made or obtained; (iii) the absence of legal injunctions or impediments prohibiting the transactions contemplated by the Merger Agreement; (iv) the effectiveness of a registration statement on Form S-4 with respect to the WMB Stock Issuance; (v) approval of the listing on the New York Stock Exchange, subject to official notice of issuance, of the WMB Common Stock to be issued in the Merger; (vi) the affirmative vote of the holders of a majority of the aggregate voting power present at the WMB Stockholder Meeting or any adjournment or postponement thereof to approve the WMB Stock Issuance; and (vii) the affirmative vote of the holders of a majority of the outstanding shares of WMB Common Stock entitled to vote to approve the Charter Amendment.

Pursuant to the terms of the Support Agreement, dated as of May 12, 2015, by and between Williams Partners L.P. and Williams Gas Pipeline Company, LLC (the “Support Agreement”), Williams Gas Pipeline, which as of May 11, 2015 beneficially owned 339,664,088 WPZ Common Units and 13,948,711 Class B Units representing approximately 58.9% of the outstanding WPZ Common Units, has agreed to deliver a written consent adopting and approving in all respects the Merger Agreement and the transactions contemplated thereby, including the Merger (the “WGP Written Consent”). The delivery of the WGP Written Consent (or, if applicable, vote) by Williams Gas Pipeline with respect to the WPZ Common Units it owns will be sufficient to adopt the Merger Agreement and thereby approve the Merger.

The Merger Agreement also contains (i) customary representations and warranties of the WMB Parties and the WPZ Parties, and (ii) covenants of the WMB Parties and the WPZ Parties with respect to, among other things, certain actions taken prior to the closing of the Merger, cooperation with respect to regulatory issues and access to each other’s information.

The Merger Agreement contains provisions granting both WMB and WPZ the right to terminate the Merger Agreement for certain reasons, including, among others, if: (i) the Merger is not completed on or before November 30, 2015 (the “Termination Date”); (ii) any governmental authority has issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) enjoining or prohibiting consummation of the Merger; or (iii) under certain conditions, there has been a material breach of any of the representations, warranties, covenants or agreements set forth in the Merger Agreement by a party to the Merger Agreement that is not cured by the Termination Date.

The foregoing description of the Merger, the Merger Agreement and the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and Support Agreement, copies of which are attached hereto as Exhibit 2.1 and Exhibit 99.2, and the terms of which are incorporated herein by reference.

The Merger Agreement is incorporated herein by reference to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual or financial information about WMB, WPZ, the other parties to the Merger Agreement or any of their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of WMB, WPZ, the other parties to the Merger Agreement or any of their respective subsidiaries and affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by WMB and WPZ. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the companies and the Merger that will be contained in, or incorporated by reference into, the joint solicitation statement/prospectus that the parties will be filing in connection with the Merger, as well as in the other filings that each of WMB and WPZ make with the Securities and Exchange Commission (“SEC”).

Important Information:

WMB and WPZ security holders are urged to read the joint solicitation statement/prospectus regarding the proposed transaction when it becomes available because it will contain important information. Investors will be able to obtain a free copy of the joint solicitation statement/prospectus, as well as other filings containing information about the proposed transaction, without charge, at the SEC’s internet site (http://www.sec.gov). Copies of the joint solicitation statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint solicitation statement/prospectus can also be obtained, without charge, by directing a request either to The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, Attention: Investor Relations or to Williams Partners L.P., One Williams Center, Tulsa, Oklahoma 74172, Attention: Investor Relations.

The respective directors and executive officers of WMB and WPZ may be deemed to be “participants” (as defined in Schedule 14A under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) in respect of the proposed transaction. Information about WMB’s directors and executive officers is available in WMB’s annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 25, 2015. Information about WPZ’s directors and executive officers is available in WPZ’s annual report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC on February 25, 2015. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint solicitation statement/prospectus and other relevant materials to be filed with the SEC when they become available.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (the “Securities Act”).

This communication may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “intend,” “will,” “should,” and similar expressions, as they relate to WMB and WPZ and their respective subsidiaries are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Neither WMB nor WPZ assume any obligation to update any forward-looking statement as a result of new information or future events or developments, except as required by law.

Item 7.01.	Regulation FD Disclosure.

On May 13, 2015, WMB and WPZ issued a joint press release announcing, among other things, the entry into the Merger Agreement. A copy of this press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information furnished is not deemed “filed” for purposes of Section 18 of the Exchange Act is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger dated as of May 12, 2015, by and among The Williams Companies, Inc., SCMS LLC, Williams Partners L.P., and WPZ GP LLC.

99.1	Press Release, dated May 13, 2015.

99.2	Support Agreement, dated as of May 12, 2015, by and between Williams Partners L.P. and Williams Gas Pipeline Company, LLC.

*	Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLIAMS PARTNERS L.P.

By:	WPZ GP LLC,
its General Partner

By:	/s/ William H. Gault
William H. Gault
Assistant Secretary

DATED: May 13, 2015

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Agreement and Plan of Merger dated as of May 12, 2015, by and among The Williams Companies, Inc., SCMS LLC, Williams Partners L.P., and WPZ GP LLC.

99.1	Press Release, dated May 13, 2015.

99.2	Support Agreement, dated as of May 12, 2015, by and between Williams Partners L.P. and Williams Gas Pipeline Company, LLC.

*	Certain schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the SEC upon request.